UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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LIFEPOINT HOSPITALS, INC.

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Notice of 2011
     Annual Meeting of Stockholders
     and Proxy Statement
LIFEPOINT HOSPITALS, INC.

LIFEPOINT HOSPITALS, INC.
103 Powell Court
Brentwood, Tennessee 37027
April 27, 2011
Dear Stockholders:
It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders, which is to be held on Tuesday, June 7, 2011 at 3:00 p.m. local time at 511 Union Street, Suite 2700, Nashville, Tennessee 37219. The following pages contain the formal notice of the Annual Meeting and the Company’s Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.
It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend in person, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company’s Proxy Statement. If you decide to attend the Annual Meeting and wish to vote in person, you may withdraw your proxy.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,

/s/ William F. Carpenter III
WILLIAM F. CARPENTER III
Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
Notice is hereby given that the 2011 Annual Meeting of Stockholders of LifePoint Hospitals, Inc. will be held on Tuesday, June 7, 2011 at 3:00 p.m. local time at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, for the following purposes, as more fully described in the accompanying Proxy Statement:
(1)	Elect three nominees as Class III directors of the Company;

(2)	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

(3)	To conduct an advisory vote on compensation of the Company’s named executive officers;

(4)	To conduct an advisory vote on the frequency of the advisory vote on compensation of the Company’s named executive officers; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on April 14, 2011 are entitled to vote at the meeting. On such date, there were 52,479,500 shares of Company’s common stock outstanding.
By Order of the Board of Directors,

/s/ Paul D. Gilbert
PAUL D. GILBERT
Executive Vice President, Chief Legal and Development Officer, Corporate Governance Officer and Corporate Secretary
April 27, 2011

PROXY STATEMENT
As a holder of common stock (“Common Stock”) of LifePoint Hospitals, Inc. (the “Company”), this Proxy Statement and the Annual Report to Stockholders for the Year Ended 2010 (the “Annual Report to Stockholders”) are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2011 Annual Meeting of Stockholders to be held on Tuesday, June 7, 2011 at 3:00 p.m. local time at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, and at any adjournments or postponements thereof (the “Annual Meeting”). Distribution of the Notice of Internet Availability of Proxy Materials is scheduled to begin on or about April 27, 2011.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or by Internet, or if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of the Corporate Governance and Nominating Committee, which consists entirely of independent directors, the Board of Directors has nominated the three individuals named below under the caption “Nominees for Election” for election as directors to serve until the annual meeting of stockholders in 2014 or until their successors have been elected and qualified. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company, a discussion of the director nomination process and the general standards for directors established by the Corporate Governance and Nominating Committee is contained in the section entitled “Board of Directors and Committees — Director Nomination Process” beginning on page 10 of this Proxy Statement.
Nominees for Election
CLASS III DIRECTORS — TERM WILL EXPIRE IN 2014
William F. Carpenter III, 56, Director since June 2006
William F. Carpenter III has served as Chief Executive Officer (“CEO”) of the Company since his appointment on June 2006 and as Chairman of the Company since December 2010. Prior to June 2006, Mr. Carpenter served as Executive Vice President of the Company from February 2004 until his appointment as CEO. In addition, Mr. Carpenter served as General Counsel and Secretary of the Company from May 1999 to June 2006 and Corporate Governance Officer from February 2003 to June 2006. From May 1999 to February 2004, Mr. Carpenter served as Senior Vice President of the Company. From 2004 to 2007, he served as a director of Psychiatric Solutions, Inc. Among his other skills and expertise, Mr. Carpenter brings to the Board of Directors his perspective as the Company’s CEO, decades of legal, development and corporate governance experience and the perspective gained from serving on the Board of Directors of the Federation of American Hospitals, including serving as Chair since 2010.
Richard H. Evans, 66, Director since June 2000
Richard H. Evans currently serves as the Chair of the Company’s Compensation Committee. Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Prior to that time, Mr. Evans served as chief executive officer of Huizenga Sports, Entertainment Group, Madison Square Garden Corporation and Radio City Music Hall Productions, chief operating officer of Gaylord Entertainment Company and chief operating officer and corporate director of Florida Panthers Holdings, Inc. Mr. Evans currently serves as a member of the board of directors of TharpeRobbins Company, Inc., an employee recognition company, and previously served as a member of the Board of Governors of the National Basketball Association, the National Hockey League, Major League Baseball and the National Football League. Among his other skills and expertise, Mr. Evans brings to the Board of Directors decades of expertise in managing employee-intensive businesses, consumer-facing organizations and entities with substantial real estate holdings.
Michael P. Haley, 60, Director since April 2005
Michael P. Haley has served as executive chairman of Coach America, a transportation services operator, since September 2007 and as an advisor to Fenway Partners, LLC, a private equity investment firm, since April 2006 and a managing partner of its affiliate, Fenway Resources, since 2008. From January 2005 to June 2005, Mr. Haley served as chairman of MW Manufacturers, Inc., a producer and distributor of window and door products for the residential construction industry, and served as president and chief executive officer of MW Manufacturers, Inc., from 2001 to January 2005. Mr. Haley is chairman of the board of directors of Stanley Furniture Company (NASDAQ: STLY), a furniture manufacturer, and a member of the board of directors of Ply Gem Industries, Inc. and American National Bankshares, Inc. (NASDAQ: AMNB), a bank holding company. Among his other skills and expertise, Mr. Haley brings to the Board of Directors substantial executive experience and community leadership in markets like those in which the Company operates.

Continuing Directors
The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting at this Annual Meeting on the election of Class I or Class II directors.
CLASS I DIRECTORS — TERM WILL EXPIRE IN 2012
Marguerite W. Kondracke, 65, Director since November 2007
Marguerite W. Kondracke has served as president and chief executive officer of America’s Promise Alliance, a not-for-profit children’s advocacy organization, since October 2004. Prior to that time, Ms. Kondracke served as special assistant to U.S. Senator Lamar Alexander, as well as the staff director, Senate Subcommittee on Children and Families, between April 2003 and September 2004. From September 2001 to March 2003, Ms. Kondracke served as president and chief executive officer of The Brown Schools, a leading provider of behavioral services for adolescents. Ms. Kondracke is the co-founder, former chief executive officer and current Board member of Bright Horizons Family Solutions, LLC, which provides childcare and other workplace services for employers and families. Ms. Kondracke is currently a member of the Board of Directors of Saks, Inc. (NYSE: SKS), a public company that operates department stores in the United States and overseas. Ms. Kondracke also serves on the Board of Trustees of Duke University and Duke University Medical Center. Her prior experience includes having served as Commissioner of Human Services for the State of Tennessee, where her responsibilities included making eligibility determinations for the state’s Medicaid program. She earlier served in various leadership capacities for the Tennessee Department of Public Health. Among her other skills and expertise, Ms. Kondracke brings to the Board of Directors experience in dealing with the legislative and executive branches of government and executive experience in healthcare and other caregiving services, including experience as a chief executive officer.
John E. Maupin, Jr., 64, Director since May 1999
John E. Maupin, Jr., currently serves as Chair of the Company’s Corporate Governance and Nominating Committee. Dr. Maupin has served as president and chief executive officer of Morehouse School of Medicine since July 2006. From July 1994 through June 2006, he was president and chief executive officer of Meharry Medical College. His other senior administrative positions have included Executive Vice President and Chief Operating Officer of the Morehouse School of Medicine; Chief Executive Officer of Southside Healthcare, Inc. Atlanta, Georgia; and Deputy Commissioner for Medical Services, Baltimore City Health Department, Baltimore, Maryland. Dr. Maupin has served on numerous health-related advisory councils and scientific panels. Most notably, he was recently appointed to the National Healthcare Workforce Commission, which was created by the Patient Protection and Affordable Care Act to serve as a national advisory resource to the U.S. Congress and President. Dr. Maupin is a director of HealthSouth Corporation (NYSE:HLS), a post-acute healthcare management company, and Regions Financial Corporation (NYSE:RF), a bank holding company. He also serves as a director/trustee for VALIC family of funds, a group retirement fund complex. From 2000 to 2006, Dr. Maupin served on the board of directors of Pinnacle Financial Partners, Inc. (NASDAQ:PNFP), a bank holding company. As noted above, Dr. Maupin brings to the Board of Directors a diverse experience as an executive in academic medicine, public health and ambulatory health care, as well as experience in dealing with legislative and executive branches of government and agencies within the U.S. Department of Health and Human Services.
Owen G. Shell, Jr., 74, Director since December 2002
Owen G. Shell, Jr. currently serves as the Company’s Lead Director. From 2006 to December 2010, Mr. Shell served as non-executive Chairman of the Company’s Board of Directors. Mr. Shell has over 40 years of executive management experience in the banking industry. He served as president of the Asset Management Group of Bank of America Corporation from November 1996 until his retirement in June 2001. From 1986 through 1996, Mr. Shell served as the president of Bank of America for the Tennessee region. Prior to that, Mr. Shell held several positions, including chairman, president and chief executive officer of First American National Bank in Nashville, Tennessee. From 2004 to 2007, Mr. Shell served as director of Central Parking Corporation. Among his other skills and expertise, Mr. Shell brings to the Board of Directors his perspective from several years as Lead Director and non-executive Chairman of the Company, as well as his decades of financial experience as an executive in a highly regulated industry.
CLASS II DIRECTORS — TERM WILL EXPIRE IN 2013
Gregory T. Bier, 64, Director since February 2008
Gregory T. Bier currently serves as Chair of the Company’s Audit and Compliance Committee. Mr. Bier retired in 2002 from Deloitte & Touche LLP. Prior to his retirement, Mr. Bier was the managing partner of the Cincinnati Office of Deloitte & Touche LLP from 1998 to 2002. Mr. Bier joined Haskins & Sells, which later became part of Deloitte, in 1968, and he became a certified public accountant in 1970. Mr. Bier served on the audit committee of Catholic Healthcare Partners, one of the largest not-for-profit health systems in the United States, from 2002 to 2007. He currently serves as a director of Cincinnati Financial Corporation (NASDAQ: CINF), a public company that markets commercial, personal and life insurance through independent insurance agencies. Among his other skills and expertise, Mr. Bier brings to the Board of Directors financial expertise, public company accounting experience and experience with auditing of health care service providers.
DeWitt Ezell, Jr., 72, Director since May 1999
DeWitt Ezell, Jr. served as state president of Tennessee for BellSouth Corporation, a communications services company, from January 1990 until his retirement in April 1999. Mr. Ezell served in various engineering, regulatory and public relations positions during his 37-year tenure with BellSouth Corporation. Mr. Ezell served as the chairman of the board of BlueCross BlueShield of Tennessee, a non-profit health insurance company, until April 2009. Among his other skills and expertise, Mr. Ezell brings to the Board of Directors decades of executive experience with regulated entities and experience with a large health care payor.
Your Board of Directors Recommends a Vote “FOR” Proposal 1

CORPORATE GOVERNANCE
The fundamental duties of the Board of Directors are to oversee the CEO and senior management in the appropriate operation of the Company, to advise the CEO and senior management with respect to the conduct of the Company’s business and its strategic direction, and to protect the long-term interests of the stockholders. To satisfy these duties, the directors take a proactive approach through active and frequent communication with the CEO and other members of senior management, by setting the correct “tone at the top” and ensuring that it permeates the Company’s relationships, and by defining what information the Board of Directors should receive and how. The Board of Directors sets its own meeting agendas through its Lead Director and committee chairs.
The Board of Directors believes that governance is far more than a “check the box” activity. Rather, the Board of Directors believes that how it functions is more important than the structure in which it functions. To this end, each director completes detailed evaluations of the performance and effectiveness of the Board of Directors, each of its committees and other directors on an annual basis. As part of this process, the Company’s Chief Legal Officer interviews each director privately in an effort to identify any concerns that have not otherwise been identified. The governance structure of the Company is designed to enable the Board of Directors to be an active, collegial body that is prepared to make prompt, principled decisions, provide sound advice and counsel and monitor the Company’s compliance efforts, risk management and performance. The key practices and procedures of the Board of Directors are outlined in the Corporate Governance Standards available under the “Corporate Governance” section of the Company’s website at www.lifepointhospitals.com.
Independence of Directors
The Board has determined that all Board members except Mr. Carpenter are independent in accordance with the applicable rules of The NASDAQ Stock Market LLC. All committee members, except our Chairman who also serves as chair of the Quality Committee, are independent in accordance with NASDAQ’s listing standards.
Code of Conduct and Code of Ethics
The Company has a Code of Conduct that provides guidance to all employees, including the Company’s CEO, Chief Financial Officer (“CFO”), principal accounting officer and the Board of Directors (the “Code of Conduct”). The Board of Directors has also adopted the Code of Ethics for Senior Financial Officers and the CEO, which specifically addresses the unique roles of these officers in corporate governance (the “Code of Ethics”). Many of the topics covered in the Code of Ethics are also addressed in the Company’s Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to comply with, the Code of Conduct.
The Company’s Code of Conduct and Code of Ethics are available under the “Corporate Governance” section of its website at www.lifepointhospitals.com.
Compliance Hotline
The Audit and Compliance Committee has adopted a policy on the reporting of concerns regarding accounting, internal controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, including with respect to the Company’s accounting, internal controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern through an external compliance hotline by calling 1-877-508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline will be handled on an expedited basis and, under certain circumstances, will be communicated directly to the Chair of the Audit and Compliance Committee.

Certain Relationships and Related Person Transactions
In addition to the Company’s Corporate Governance Standards, Code of Conduct and Code of Ethics, the Board has approved written policies and procedures that govern the review, approval and/or ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any single calendar year. A copy of the Related Person Transactions Policies and Procedures is available under the “Corporate Governance” section of the Company’s website at www.lifepointhospitals.com.
This policy is administered under the oversight of the Audit and Compliance Committee. To assist this committee in identifying potential related person transactions, each director and executive officer is annually required to identify his or her family members and provide certain information about them. The Company’s Corporate Governance Officer disseminates a list of the related persons to various officers and departments of the Company so that such transactions can readily be identified. If a related person transaction is identified in advance and the Corporate Governance Officer determines that the transaction is subject to this policy, he must submit the transaction to the Audit and Compliance Committee (or its Chair, if time is of the essence) for consideration. The Audit and Compliance Committee may generally approve such transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The policy also enumerates certain related person transactions that are deemed automatically pre-approved by the Audit and Compliance Committee because the SEC has determined that such transactions are not required to be disclosed or they are unlikely to raise the concerns underlying the SEC’s disclosure requirements.
During 2010, there were no reportable related person transactions for the Company, and no related person had any reportable indebtedness to the Company or any of its subsidiaries.

BOARD OF DIRECTORS AND COMMITTEES
The Company’s Board of Directors consists of eight members, seven of whom are independent. The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Corporate Governance and Nominating Committee conducts an annual evaluation of the Board of Directors, its committees and the directors, including the Chairman and Lead Director, in order to evaluate their performance prior to nominating any director for additional terms. During this process, the Corporate Governance and Nominating Committee received from the Company’s Chief Legal Officer a report regarding any matters of concern found through the review of detailed background checks obtained by the Company’s Chief Legal Officer from a third party. In addition, the Corporate Governance and Nominating Committee considers a number of subjective, objective, qualitative and quantitative factors before recommending any nominee to the Board of Directors.
Directors are expected to attend all meetings of the Board of Directors, the annual meeting of stockholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board of Directors held 11 meetings (including regularly scheduled and special meetings) during 2010. During 2010, all directors attended the annual meeting of stockholders. Additionally, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which the director served.
Board Leadership Structure
Currently, the offices of Chairman of the Board and CEO of the Company are held by the same person. From 2006 to December 2010, the Company had a non-executive Chairman. In December 2010, the Board of Directors determined that the Company’s stockholders would be best served by electing Mr. Carpenter to be Chairman of the Board. The Board reached this decision after considering the Company’s governance structure and how it functioned, the number of companies in the healthcare services industry that combined the Chairman and CEO roles, Mr. Carpenter’s contributions to the Company, including a recognition of his role in setting the Company’s strategic direction and in attracting new executive management to the Company, and the importance of the Lead Director position, as defined by the Company and set out in the written job description of the Lead Director. The By-Laws and the Corporate Governance Standards of the Company allow the Chairman and CEO roles to be held by the same person, and in such case, the Board of Directors is required to have an independent Lead Director. The independent members of the Board of Directors selected Mr. Shell, who previously served as the non-executive Chairman of the Board, to serve as the Lead Director. The Lead Director advises and counsels the Chairman, coordinates with the Chairman on the agenda and format for meetings of the Board, chairs executive sessions of the Board and serves as a primary liaison between the independent directors and the CEO.
Executive Sessions of the Board
Routinely, the Board of Directors meets in executive sessions in which William F. Carpenter III, the Company’s Chairman and CEO and sole management director, and other members of management do not participate. With respect to meetings during 2010, the non-executive Chairman presided over the executive sessions of the Board of Directors. In 2011, the Lead Director began presiding over these sessions.
Committees of the Board of Directors
The Board has adopted written charters for each of its four standing committees: the Audit and Compliance Committee; the Compensation Committee; the Corporate Governance and Nominating Committee; and the Quality Committee. The committee charters are available on the Company’s website under the Corporate Governance Section at www.lifepointhospitals.com.

Except for the Quality Committee, the committees of the Board of Directors are composed exclusively of independent directors. The following table shows the current membership of each committee:

	Audit and		Corporate Governance	Quality
Director	Compliance	Compensation	and Nominating	Committee
Gregory T. Bier	Chair	X	X	X
Richard H. Evans	X	Chair	X	X
DeWitt Ezell, Jr.	X	X	X	X
Michael P. Haley	X	X	X	X
Marguerite W. Kondracke	X	X	X	X
John E. Maupin, Jr.	X	X	Chair	X
Owen G. Shell, Jr.	X	X	X	X
William F. Carpenter III				Chair
Audit and Compliance Committee
The Audit and Compliance Committee is primarily responsible for selecting and overseeing the services performed by the Company’s independent registered public accounting firm, evaluating the Company’s accounting policies and its system of internal controls, monitoring compliance with the Code of Conduct and the Code of Ethics, and monitoring and overseeing the internal audit and compliance departments of the Company and their respective work plans and programs. The Board has determined that Mr. Bier, Chair of the Audit and Compliance Committee, is qualified as an “audit committee financial expert,” as defined by SEC rules, and that each member is independent in accordance with the applicable rules of The NASDAQ Stock Market, LLC. During 2010, the Audit and Compliance Committee held nine meetings. The report of the Audit and Compliance Committee is on page 36 of this Proxy Statement.
Compensation Committee
The Compensation Committee is primarily responsible for approving compensation arrangements for the CEO and other senior management of the Company and administering the Company’s compensation plans. Pursuant to its Charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. Additionally, the Compensation Committee engaged Mercer Consulting as compensation consultant for 2010 to assist in evaluating the Company’s executive and director compensation. During 2010, the Compensation Committee held six meetings. The report of the Compensation Committee is on page 11 of this Proxy Statement.
The Compensation Committee has retained, without recommendation from management, Mercer Consulting as its compensation consultant. Mercer Consulting, which does not directly or indirectly perform any other services for the Company, is a subsidiary of Marsh & McLennan Companies, Inc., and, as a result, has over 700 affiliates that operate in numerous distinct areas of business unrelated to Mercer’s compensation consulting practice, including in property and casualty insurance. In connection with insurance activities, as well as fees paid to Mercer as compensation consultant, the Company paid Mercer and its affiliates an aggregate of approximately $0.5 million during 2010, of which approximately $0.2 million was for Mercer’s services as compensation consultant. Neither the Compensation Committee nor the Board of Directors approved in advance the services of Mercer’s affiliates that were not related to executive compensation.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is primarily responsible for identifying persons qualified to become members of the Board of Directors and, when appropriate, recommending such persons to the Board of Directors as proposed nominees for Board membership; ensuring that a succession plan is in place for the position of CEO and other senior management positions; leading the Board and directors in their respective annual reviews of the performance of the Board, its committees and individual directors; and regularly reviewing and considering evolving governance practices. During 2010, there were no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors. During 2010, the Corporate Governance and Nominating Committee held five meetings.
Quality Committee
The Board of Directors of the Company established the Quality Committee in February 2010 to monitor and provide leadership with respect to the quality of care provided at hospitals owned by the Company. The Quality Committee has the authority and responsibility to: monitor the Company’s performance on established internal and external benchmarking regarding clinical performance and outcomes; facilitate the development of industry best practices based on internal and external data comparisons; consult with the Company’s clinical leadership regarding leading edge strategies, including clinical practices to be evaluated for the Company’s adoption; foster enhanced awareness of the Company’s clinical performance; and help to establish a long-term, strategic clinical vision for the Company. During 2010, the Quality Committee held three meetings.
Board’s Role in Risk Oversight
The Board of Directors considers risk oversight as a high priority. The role of the Board of Directors is to oversee and monitor the Company’s risk management processes. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:
•	The Enterprise Risk Management Committee of the Company, which is comprised of individuals from all major areas of the Company including operational, financial, human resource, legal and risk functions of the Company, is responsible for, among other things, establishing a comprehensive process for the management of risk across the Company and measurement methodologies for quantifying, comparing, benchmarking and prioritizing risks facing the Company;

•	The Audit and Compliance Committee oversees the Company’s guidelines, policies and processes for monitoring and mitigating risk relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance efforts, and receives reports from the Company’s compliance and audit services departments at each of its regular, quarter end and year end meetings;

•	The Compensation Committee monitors any risks related to the Company’s executive compensation policies and practices and the Company’s compensation practices in general;

•	The Corporate Governance and Nominating Committee oversees risks related to the Company’s governance structure, processes and risks arising from related person transactions; and

•	The Quality Committee plays a significant role in evaluating risks with respect to clinical performance and industry practices.
Compensation Committee Interlocks and Insider Participation
During 2010, the Compensation Committee of the Board of Directors consisted of Dr. Maupin, Messrs. Evans, Bier, Ezell, Haley and Shell and Ms. Kondracke. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, nor has any of the members had any relationship requiring disclosure by the Company. None of the Company’s executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company’s Board of Directors or Compensation Committee.

Director Nomination Process
The information required to be provided by a stockholder nominating a candidate for the Board of Directors is set forth in the Company’s By-Laws, and the general experience, qualifications, attributes and skills established by the Corporate Governance and Nominating Committee for directors are included in the Company’s Corporate Governance Standards. The Company believes that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board of Directors representing diverse experience, and the Corporate Governance and Nominating Committee will evaluate all potential nominees in the same manner. This committee also considers candidates recommended by current directors, company officers and others.
The deadlines for timely submission by stockholders of persons for election as directors (other than persons nominated by or at the direction of the Board of Directors) at the 2012 annual meeting of stockholders is described in this Proxy Statement under the caption “Additional Information — Other Stockholder Proposals for Presentation at the 2012 Annual Meeting.” The Corporate Governance and Nominating Committee will consider nominations by any Company stockholder of record who is entitled to vote at the applicable meeting and who has complied with the notice procedures set forth in the Company’s By-Laws.
Nominations by stockholders of persons for election to the Board of Directors also may be made at a special meeting of stockholders if the stockholder’s notice required by the Company’s By-Laws is delivered not later than the close of business on the later of 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
Stockholder Communication with the Board of Directors
Stockholders who wish to communicate with the Board of Directors (or specified individual directors), including the non-management directors as a group, may do so by addressing their correspondence to the appropriate member(s) of the Board of Directors (or the Board as a whole), c/o the Corporate Secretary, LifePoint Hospitals, Inc., 103 Powell Court, Brentwood, Tennessee 37027. All written communications received in such manner from stockholders of the Company will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” required by SEC Regulation S-K, Item 402(b) beginning on page 12 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
COMPENSATION COMMITTEE
Richard H. Evans, Chair
Gregory T. Bier
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
John E. Maupin, Jr.
Owen G. Shell, Jr.
Dated: April 21, 2011

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary and 2010 Highlights
The Company’s executive compensation program is designed to balance stockholder interests with the Company’s needs to retain and motivate executive talent. The Company also strives to conform its pay practices with sound governance practices.
Key features of the Company’s program include:
•	Pay-for-performance: Over 75% of the targeted total compensation for the NEOs is at risk based on the Company’s financial performance and the performance of the Company’s stock price.

•	Performance-based equity: All of the NEOs’ long-term equity awards are performance-based, through the granting of stock options and restricted stock awards, and typically are subject to time-vesting. Additionally, restricted stock awards typically require the Company to achieve certain financial goals before vesting.

•	Strategic alignment: The Company’s non-equity incentive plan contains specific targets regarding financial measures, such as growth in revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings per share (“EPS”), and on patient satisfaction and quality care, consistent with our business strategy. The Compensation Committee sets these targets at the beginning of each year.

•	Stockholder-friendly policies: The Company has adopted stock ownership guidelines for the NEOs and a recoupment policy that provides for reimbursement of incentive compensation paid based on a financial restatement because of fraud. Additionally, with limited exceptions, the Company’s executive compensation approach does not involve the use of perquisites beyond those available to employees generally.
The operation of the Company’s executive compensation plan and actions taken by the Compensation Committee in 2010 highlight our emphasis on pay-for-performance.
•	The Company achieved financial results exceeding its targets while also achieving all of its patient satisfaction and quality metrics goals. Compared to 2009, the Company’s:
•	revenues increased by 10.1%

•	EBITDA increased by 6.6%

•	EPS increased by 12.4%
•	As a result of the Company’s financial performance and achievement of patient satisfaction and quality metrics goals, the annual cash bonus payouts under the Company’s non-equity incentive plan were at 169% of the Target Bonus.

•	The 2010 financial goals set for our restricted share awards were also achieved, and the shares will become unrestricted in 2013.

•	No salary increases were given to any of our NEOs in 2010.
Principles of Executive Compensation
The Compensation Committee is comprised solely of the Company’s seven independent directors. The Compensation Committee oversees and directs the Company’s executive compensation program and, on an annual basis, sets the compensation of the executive officers who are named in the section titled “Compensation of Executive Officers — Summary Compensation Table” (the “NEOs”) and of a number of other officers of the Company.

When setting executive compensation, the Compensation Committee seeks to correctly balance the following five principles (the “Principles”): (i) to attract, motivate and retain exceptional leaders, the Company’s compensation must be competitive, in form and amount, with the compensation available from other employers and professional opportunities; (ii) to foster the “tone at the top” that it desires and to ensure equity among all senior executives, the compensation paid to each NEO should be within a reasonable range of that paid to the other NEOs and the Company’s other senior executives; (iii) the Company benefits from a compensation system that is easy to monitor, implement, understand and describe; (iv) the Company’s compensation program should drive the best financial results; and (v) the Company’s compensation program must take into account the heavily regulated nature of the Company’s business, the harm that could be done to the Company if its compensation policies incentivize unacceptable risks or if employees feel that they can benefit financially by taking improper legal or ethical risks, and the need for high quality care to be provided in the Company’s hospitals. The Principles are not applied in a rigid or formulaic manner, but in a manner intended to further the long-term interests of the Company, its stockholders and other stakeholders.
Components of Compensation
In 2010, the Company’s executive compensation program was comprised of three main elements. These elements were: (i) base salary; (ii) the possibility of receiving an annual cash bonus under the Executive Performance Incentive Plan (the “EPIP”) if pre-established performance criteria were met; and (iii) long-term equity-based incentives in the form of stock options and performance-based restricted shares.
The Compensation Committee allocates compensation to individuals both as to specific components and as a whole (“Total Compensation”), and strives to target Total Compensation opportunities for each NEO within the range of Total Compensation for comparable executives at publicly-reporting healthcare companies that the Compensation Committee considered comparable to the Company in terms of revenue, market capitalization and/or other relevant indicators (which are referred to as the comparator companies).1
In 2010, over 75% of the targeted Total Compensation of the NEOs was performance-based, consisting of (i) annual cash bonuses if performance criteria were met, (ii) performance-based restricted shares and (iii) stock options. Through this mix of compensation components, the Compensation Committee seeks to incentivize year-to-year progress, long-term performance, and retention. Also, because a significant portion of each NEO’s compensation is performance-based, the actual compensation realized by each NEO depends on the performance of the Company, and the value of its shares of Common Stock, over both the short and long terms.
Base Salary
The base salaries of the NEOs are determined on an annual basis by the Compensation Committee based largely on its application of the Principles. The Compensation Committee believes that base salaries should be targeted within the range of base salaries for comparable executives at comparator companies, and that they should also take into account other relevant factors such as the NEO’s unique roles and responsibilities, his or her performance over a period of years, experience and results. Accordingly, the base salary of any particular individual may be above or below the median of the applicable range of base salaries paid by the comparator companies.

[1]	The Compensation Committee considered the following comparator companies when making its 2010 compensation decisions: Brookdale Senior Living Inc., Community Health Systems, Inc., DaVita Inc., Gentiva Health Services, Inc., HealthSouth Corp, Health Management Associates, Inc., Kindred Healthcare, Inc., Lincare Holdings, Inc., Psychiatric Solutions, Inc., Sun Healthcare Group, Inc., Sunrise Senior Living, Inc., Universal Health Services, Inc. and Varian Medical Systems, Inc. The Compensation Committee determined that the comparator companies constituted a relevant group for purposes of comparing compensation data, although in some cases it also evaluated proprietary survey data relating to a larger group of companies.

Annual Cash Bonuses
The Compensation Committee sets a target annual cash bonus expressed as a percentage of each NEO’s base salary (the “Target Bonus”). A significant amount of each NEO’s potential annual cash compensation, the Target Bonus is earned only if the Company meets or exceeds annual performance targets set by the Compensation Committee at the start of each year (the “Performance Criteria”). The opportunity to earn a Target Bonus is intended to incentivize the NEOs, from year to year, to manage the Company in a manner that emphasizes the Company’s performance against the Performance Criteria. The NEOs can earn an amount less than their Target Bonuses if Performance Criteria are partially achieved, but in excess of minimum, threshold targets. The NEOs also have the opportunity to earn an amount greater than their Target Bonuses if goals for certain Performance Criteria are exceeded, as was the case in 2010 with respect to three of the Performance Criteria. The maximum potential bonus for an NEO in 2010 was equal to 200% of the Target Bonus.
Although the Performance Criteria may be revised by the Compensation Committee to reflect a material change in the Company’s strategic initiatives, no such revision was made with respect to the 2010 Performance Criteria.
With respect to specific Performance Criteria for 2010, 75% of the Target Bonus of each NEO was based on the Company’s actual financial performance against the following goals:
•	twenty-five percent (25%) of the Target Bonus was payable if the Company achieved annual net revenues from continuing operations of at least $3,163.6 million and, because the Company’s actual result of $3,262.4 million in annual net revenues from continuing operations exceeded the goal, 58% of the Target Bonus was earned, which was the maximum potential for this Performance Criteria;

•	twenty-five percent (25%) of the Target Bonus was payable if the Company achieved annual adjusted EBITDA from continuing operations of at least $497.6 million and, because the Company’s actual result of $500.1 million in adjusted EBITDA from continuing operations exceeded the goal, 33% of the Target Bonus was earned; and

•	twenty-five percent (25%) of the Target Bonus was payable if the Company achieved annual diluted earnings per share (“EPS”) from continuing operations of at least $2.78 and, because the Company’s actual result of $2.91 in annual diluted EPS from continuing operations exceeded the goal, 53% of the Target Bonus was earned.
The remaining twenty-five percent (25%) of the Target Bonus was payable if the Company achieved patient satisfaction and quality metrics with respect to the care provided at the Company’s hospitals, including improved core measure scores, Hospital Consumer Assessment of Healthcare Providers and Systems scores and Emergency Department satisfaction scores in excess of the national average, and the full 25% was earned for 2010 achievements.
Annual cash bonus payments to the NEOs are made under the terms of the EPIP. The Compensation Committee may reduce any such bonus in its sole and absolute discretion, regardless of the achievement of the Performance Criteria. The actual cash bonus paid for 2010 to each NEO is shown in the Summary Compensation Table.
Long-Term Equity-Based Incentives
Long-term equity-based awards are intended to incentivize the NEOs to: manage the Company in a manner that emphasizes long-term value creation for the Company’s stockholders, including share price appreciation; minimize any reason to seek short-term gains at the expense of long-term growth and value creation; emphasize ethical and legal compliance throughout the Company and its hospitals; and remain employed with the Company. These awards also consider the fact that, in contrast to several comparator companies, the Company offers no supplemental welfare or retirement benefits to the NEOs beyond those available to employees generally, except for the recently approved supplemental long-term disability plan.
The Compensation Committee awards options and restricted shares to offer competitive compensation arrangements with substantial performance and employee retention components. In administering the Company’s equity-based incentive programs, the Compensation Committee regularly evaluates the total cost of such programs.
     Stock Option Awards
In 2010, the Compensation Committee made its annual grant of stock option awards to the NEOs at its first regularly scheduled meeting. All stock option awards granted in 2010 to NEOs vest in three equal installments on the first, second and third anniversary following the date of the grant. The Compensation Committee believes that stock options are inherently performance-based as value is realized only if the price per share of the Common Stock increases.
The regularly scheduled meetings of the Compensation Committee at which stock option awards are granted do not typically coincide with earnings releases or other periodic filings of the Company that may have a material effect on the stock price of the Company and are scheduled in advance without regard to those events. Under the provisions of the Company’s 1998 Amended and Restated Long-Term Incentive Plan (the “LTIP”), which is the sole plan under which stock options are granted to NEOs, the exercise price of an option is set as the closing price of the Common Stock on the most recent trading date before the grant date. The Compensation Committee does not grant stock option awards with reload features and follows a policy against the re-pricing of stock options.
     Restricted Share Awards
In 2010, the Compensation Committee granted restricted share awards to the NEOs under the LTIP pursuant to the EPIP. As with stock option awards, the Compensation Committee granted restricted share awards to the NEOs at its first regularly scheduled meeting. Additionally, Mr. Dill received a supplemental grant of restricted share awards in June 2010 in connection with the Compensation Committee’s mid-year analysis discussed in more detail below. In order to realize any value from the restricted shares, (i) the NEO must remain employed by the Company through the three-year anniversary of the grant date, and (ii) the Company must exceed an annual net revenue or EBITDA performance target established by the Compensation Committee on each annual grant date. For the 2010 grant of restricted share awards to the NEOs, the Compensation Committee conditioned the grant of restricted shares upon achievement by the Company during any one of the fiscal years 2010, 2011 or 2012 of either (a) annual net revenues from continuing operations of $3,163.6 million or (b) annual adjusted EBITDA from continuing operations of $497.6 million.
Benefits and Perquisites
The NEOs generally receive only those benefits and perquisites available to employees generally. The NEOs are eligible to participate in the Company’s health and welfare programs, the 401(k) Plan, and other employee recognition programs on the same basis as other employees. The Company offers all employees group life, disability, medical, dental and vision insurance and other comparable benefits.
The Company maintains a Management Stock Purchase Plan (the “MSPP”), available to approximately 306 management level employees of the Company, including the NEOs, which allows participants to purchase shares of the Common Stock at an amount equal to 75% of the average market value of the Common Stock since the last grant date. Shares purchased under the MSPP are restricted until the third anniversary of the date of purchase and vest only if the participant continues to be employed by the Company.
Effective as of January 1, 2010, the Company implemented a deferred compensation plan (the “Deferred Compensation Plan”) for which the NEOs and certain other senior executives of the Company are eligible. Pursuant to the Deferred Compensation Plan, the NEOs and other participants in the Deferred

Compensation Plan may defer up to 50% of their annual base compensation and up to 100% of any annual cash bonus. In the discretion of the Compensation Committee, the Company may make additional contributions to be credited to the account of any or all participants in the Deferred Compensation Plan. Any such additional Company contributions generally will vest after two years or upon a change of control of the Company. In September 2010, management of the Company recommended and the Compensation Committee approved the implementation of a restoration match program under the Deferred Compensation Plan. Under the restoration match program, the Company matches funds in the Deferred Compensation Plan in an amount equal to the gap between IRS limitations and the maximum amount participants can achieve under the Company’s 401(k) Plan. Effective January 1, 2011, the Deferred Compensation Plan was amended to describe the restoration match program. Also, on March 14, 2011, the Deferred Compensation Plan was amended to allow for mid-year deferral elections under limited circumstances.
Additionally, in September 2010, management of the Company recommended and the Compensation Committee approved the implementation of a supplemental long-term disability plan to accommodate certain employees, including the NEOs, who cannot receive a maximum payout under the existing long-term disability plan because of limitations within the plan.
Change in Control Protections
The NEOs are covered by the Company’s Change in Control Severance Plan (the “Change in Control Plan”). The Change in Control Plan provides certain payments and benefits to the NEOs upon a change in control, if the employment of the NEOs is subsequently terminated or materially diminished. For more information about the Change in Control Plan, please refer to the section below entitled “COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments upon Termination or Change in Control — Change in Control Arrangements.”
Compensation of the Named Executive Officers
The compensation of individual NEOs is determined by the Compensation Committee. The Chair of the Compensation Committee has a significant role in determining the compensation recommendations made to the committee for its consideration, and works closely with John P. Bumpus, the Company’s Executive Vice President and Chief Administrative Officer, and Mercer Consulting, the Compensation Committee’s compensation consultant in formulating such recommendations. Periodically, Mr. Carpenter also provides input regarding these recommendations to Mr. Bumpus or directly to the Chair of the Compensation Committee. The recommendations made to the Compensation Committee regarding base salaries, annual cash bonuses and related Performance Criteria, and long-term equity-based incentive recommendations for the Company’s NEOs were based largely on the competitive market data contained in the compensation consultant’s reports, application of the Principles and other relevant factors including the experience, responsibilities and performance of each NEO.
For compensation set in 2010, the compensation consultant assisted the Compensation Committee in its comparative evaluation of the compensation practices of the Company compared to those of the comparator companies. The Compensation Committee uses the compensation practices of the comparator companies to benchmark the compensation paid to the NEOs.
As noted above, the Compensation Committee strives to establish the Total Compensation of the individual NEOs within the range of Total Compensation paid to comparable executives by the comparator companies. When exercising its judgment in this regard, the Compensation Committee considers other factors including the experience, responsibilities and performance of each NEO, the performance of the NEOs as a team and the Company’s overall financial performance. The Compensation Committee also takes into account whether each NEO is, in its judgment, fairly compensated and sufficiently incentivized to remain with the Company. Owen G. Shell, Jr., the Company’s Lead Director, directly and significantly influences compensation decisions made with respect to Mr. Carpenter. Mr. Shell reviews Mr. Carpenter’s performance based on his observations and with input from all other independent directors and discusses the results of this performance review with Mr. Carpenter. Mr. Shell also makes compensation recommendations to the Compensation Committee with respect to Mr. Carpenter.
The Compensation Committee recognizes that the NEOs have significant experience relevant to the execution of the Company’s strategic initiatives and goals, and that they also have substantial operating history with the Company. As a result, when considering the retention risk posed by the compensation decisions made with respect to each NEO, the Compensation Committee takes into account the disruption that could be caused by the unplanned or unexpected departure of one or more NEOs, including the time that might be required for any successor to fully transition into his or her duties, and the potential costs that the Company would incur if it is required to replace an NEO (or fill the position vacated by his or her internal successor) with an external candidate. Ultimately, the Compensation Committee seeks to balance its view that it is fairly compensating and incentivizing the NEOs (without over-compensating any NEO or establishing incentives that might reasonably be expected to lead to risky or inappropriate behavior) with the Company’s desire to retain the NEOs.
Recommendations for merit increases in base salary for the NEOs historically occurred at the Compensation Committee’s first meeting each year. For 2010, the Compensation Committee deferred any recommendations for merit increases until the second quarter meeting. In June 2010, the Compensation Committee reviewed management’s recommendations regarding merit increases for the senior management team, including the NEOs, and received the compensation consultant’s report regarding comparator company compensation practices. At the recommendation of management, the Compensation Committee did not approve any merit increases in 2010 base salary for the NEOs, but did approve a supplemental grant of 6,500 restricted share awards to Mr. Dill.
Recent Compensation Committee Actions
As discussed above, at its meeting in September 2010, the Compensation Committee accepted management’s recommendation that the Company implement a restoration program under the Deferred Compensation Plan and a supplemental long-term disability plan.
At its meeting in February 2011, the Compensation Committee approved management’s recommendation for merit increases to the base salary of each NEO, including a larger percentage increase for Mr. Dill in consideration of his promotion to the role of President of the Company and evaluation of his compensation relative to comparable executives at comparator companies. At this meeting, the Compensation Committee also set the 2011 Performance Criteria for the NEOs and certified that the Restricted Shares granted in 2010 had met the Performance Criteria set at the time they were granted.
The Compensation Committee made certain changes in its approach to the 2011 Performance Criteria from 2010. First, the Compensation Committee bifurcated the percentage of the Target Bonus previously allocated to annual net revenue by creating performance goals for adjusted revenue from the trailing 12 months of acquisitions closed in the calendar year. The calculation of adjusted acquisition revenue will be based on the trailing 12 month performance of an acquisition target at the time of the closing of the acquisition. Revenue and EBITDA from an acquired entity or asset that are generated after the closing of such acquisition will be included in the Company’s financial results from continuing operations. The Compensation Committee believes that this approach incentivizes growth through acquisitions in 2011 without losing focus on the importance of identifying acquisition targets that are accretive to the Company’s overall financial health. Second, while the maximum percentage of the Target Bonus attributable to the Company’s achievement of defined patient satisfaction and quality metrics with respect to the care provided at the Company’s hospitals remained unchanged, the Compensation Committee approved parameters that allow for the realization of less than the maximum Target Bonus. Third, the Compensation Committee increased the maximum bonus from 200% of the Target Bonus to 250% of the Target Bonus.

The Target Bonus of each NEO will be based on the Company’s actual performance against the following goals:
•	twenty-five percent (25%) of the Target Bonus is payable if the Company achieves certain defined patient satisfaction and quality metrics with respect to the care provided at the Company’s hospitals;

•	twelve and one-half percent (12.5%) of the Target Bonus is payable if the Company achieves targeted annual net revenue from continuing operations;

•	twelve and one-half percent (12.5%) of the Target Bonus is payable if the revenue of facilities acquired by the Company during 2011 exceeds a targeted amount (as determined based on the pre-acquisition revenue of acquired facilities);

•	twenty-five percent (25%) of the Target Bonus is payable if the Company achieves targeted annual adjusted EBITDA from continuing operations; and

•	twenty-five percent (25%) of the Target Bonus is payable if the Company achieves targeted annual diluted EPS from continuing operations.
Also in 2011, the Compensation Committee changed its approach to granting equity-based compensation. Under the new approach, equity-based grants to NEOs are tied to the specific dollar value of such grants (such that the number of restricted share awards and stock option awards granted to NEOs is determined based on the Company’s stock price divided by the target dollar value of the grant). Prior to 2011, NEOs were granted a fixed number of restricted share awards and stock option awards (which number was not specifically a function of the Common Stock price or the dollar value of such grant). The primary factor in the Compensation Committee adopting this approach, which resulted in a lower grant value in 2011, was to allow the Company to better monitor its benchmarking of NEO compensation to comparator companies. The Company has experience using the fixed value approach in recent years with respect to the compensation of its directors.
Stock Ownership Guidelines
The Compensation Committee has established stock ownership guidelines applicable to senior executives (including the NEOs) and non-employee directors. These ownership guidelines provide that the subject persons should own Company stock equal in value to their annual salary (or, in the case of directors, their annual retainer) within five years from the date they become subject to the ownership guidelines. The Compensation Committee will monitor compliance with the stock ownership guidelines on an annual basis.
Recoupment Policy
The NEOs are subject to a Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers (the “Recoupment Policy”). Generally, the Recoupment Policy provides that if the Board of Directors determines that a senior executive (including, but not limited to, one of the NEOs) has committed fraud and such fraud caused the Company to be required to restate its financial statements, the Board of Directors may take, in its discretion, such action as it deems appropriate with respect to the fraud.
The Board of Directors will, in all cases it determines appropriate, require reimbursement of any incentive compensation paid to an executive subject to the policy. The Board of Directors may also require reimbursement from executives subject to the Recoupment Policy of gains realized upon the exercise of any equity-based awards previously made to such person that vested after the date of adoption of the Recoupment Policy. The Recoupment Policy would allow reimbursement from an executive subject to the policy only if and to the extent that (a) the amount paid to or realized was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, (b) if the Board of Directors determines that such person actually committed a fraud that obligated the Company to restate its financial statements, and (c) the amount of the incentive compensation that would have been paid to, or the amount of the gains realized by, an executive subject to the policy, had the financial results not been restated, would have been lower than the amount actually paid or realized. The Board of Directors will not seek to recover compensation paid or amounts realized more than three years prior to the date that the applicable restatement is first publicly disclosed.
Impact of Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to an NEO unless that compensation meets the Internal Revenue Code’s definition of “performance-based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1.0 million only if it is paid solely upon attainment of one or more performance goals pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, the terms of which are approved by the stockholders before payment of the compensation.
The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in the Company’s best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Compensation Committee and the Principles. The Compensation Committee believes that the Company’s outstanding stock options and restricted share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted stock units, stock options or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance-based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION OF EXECUTIVE OFFICERS
Executive Officers of the Company
The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
William F. Carpenter III	56	Chairman and Chief Executive Officer
David M. Dill	42	President and Chief Operating Officer
Jeffrey S. Sherman	45	Executive Vice President and Chief Financial Officer
Paul D. Gilbert	44	Executive Vice President, Chief Legal and Development Officer; Corporate Governance Officer; Corporate Secretary
John P. Bumpus	50	Executive Vice President and Chief Administrative Officer
Lanny R. Copeland, M.D.	66	Chief Medical Officer
Joné Law Koford	54	President, Strategic Growth and Development
R. Scott Raplee	45	President, Operations Support and Planning
Michael S. Coggin	41	Senior Vice President and Chief Accounting Officer
The term of each executive officer runs until his or her successor is appointed by the Board, or until his or her earlier death, resignation or removal. Below is a biographical summary of the experience of the executive officers of the Company. Information pertaining to Mr. Carpenter, who is both a director and an executive officer of the Company, may be found in the section entitled “Proposal 1 — Election of Directors.”
David M. Dill has served as President of the Company since January 2011 and as Chief Operating Officer of the Company since April 2009. Mr. Dill served as Executive Vice President from April 2009 to January 2011. From February 2008 to April 2009, Mr. Dill served as the Company’s Executive Vice President and Chief Financial Officer. Mr. Dill joined the Company in July 2007 as Chief Financial Officer. From March 2006 until Mr. Dill joined the Company, he served as executive vice president of Fresenius Medical Care North America and as chief executive officer of one of two United States divisions of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as executive vice president, chief financial officer and treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care in March 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc. Mr. Dill served as a member of the board of directors of Psychiatric Solutions, Inc., a behavioral health services company, from 2005 until 2010.
Jeffrey S. Sherman has served as Executive Vice President and Chief Financial Officer since joining the Company in April 2009. From September 2005 until he joined the Company, Mr. Sherman served as Vice President and Treasurer of Tenet Healthcare, where he managed all aspects of corporate finance, including cash flow management and capital structure, and was responsible for risk management. Mr. Sherman worked in various capacities for Tenet and its predecessor company since 1990, including as a hospital chief financial officer, regional vice president and ultimately as the company’s treasurer.
Paul D. Gilbert has served as Executive Vice President, Chief Legal Officer and Corporate Governance Officer of the Company since February 2008. Since February 2009, Mr. Gilbert has also served as the Company’s Chief Development Officer and, since December 15, 2010, he has also served as Corporate Secretary. From August 2006 until February 2008, Mr. Gilbert served as Senior Vice President, General Counsel, Secretary and Corporate Governance Officer of the Company. Prior to such time, Mr. Gilbert was a partner in the law firm of Waller Lansden Dortch & Davis, LLP from January 1999 to August 2006. While in private practice, Mr. Gilbert advised hospitals and healthcare systems in the acquisition, affiliation, joint venture, sale or merger of acute care hospitals and behavioral or psychiatric hospitals throughout the United States and the Caribbean.
John P. Bumpus has served as Executive Vice President and Chief Administrative Officer of the Company since February 2008. From April 2005 until February 2008, Mr. Bumpus served as Senior Vice President,

Human Resources and Administration of the Company. Prior to joining the Company in April 2005, Mr. Bumpus served as vice president — human resources with Province Healthcare Company.
Lanny R. Copeland, M.D. has served as the Company’s Chief Medical Officer since August 2007. Prior to joining LifePoint, Dr. Copeland served as Vice President, Medical Affairs, for Triad Hospitals Inc., from 2001-2007. Dr. Copeland’s background includes numerous academic appointments and professional memberships. He served terms as Chairman and President for the American Academy of Family Physicians. He also served as President of the American Board of Family Medicine and Professor for the Department of Family and Community Medicine at Mercer University School of Medicine in Macon, Georgia. He practiced medicine for more than 20 years in private practices in Indiana and Georgia.
Joné Law Koford has served as the Company’s President, Strategic Growth and Development since November 2009. From January 2008 to November 2009, Ms. Koford served as one of the Group Presidents of the Company. From September 2001 to January 2008, Ms. Koford served as a Division President of the Company. From May 2001 until August 2001, Ms. Koford served as Vice President of Development for the Company. Prior to that, Ms. Koford served in various operations positions with Altius Health Plans, Strategic Health Initiatives, Arcon Healthcare, Inc., HCA Inc. and HealthTrust, Inc.
R. Scott Raplee has served as the Company’s President, Operations Support and Planning since January 2011. From November 2009 to January 2011, he served as the Company’s President, Operations. From January 2008 to November 2009, Mr. Raplee served as one of the Group Presidents of the Company. From March 2004 to January 2008, Mr. Raplee served as Senior Vice President, Operations Chief Financial Officer of the Company. From May 1999 until February 2004, Mr. Raplee served as a Division Chief Financial Officer of the Company. Prior to that time, Mr. Raplee served in various financial positions with HCA Inc.
Michael S. Coggin has served as Senior Vice President and Chief Accounting Officer of the Company since December 2008. From September 2007 until December 2008, Mr. Coggin served as Chief Financial Officer of Specialty Care Services Group, a multi-service line healthcare provider primarily focused on providing perfusion and auto-transfusion services to hospitals. Mr. Coggin was a senior vice president in the finance, accounting and internal audit groups of Renal Care Group, Inc., a publicly-traded kidney dialysis services company, from April 2004 until its acquisition by Fresenius Medical Care AG & Co. KGaA in March 2006. Following the acquisition, Mr. Coggin provided finance and accounting oversight for business units within the East Division of Fresenius. Prior to that time, Mr. Coggin was an audit manager at KPMG Peat Marwick in Nashville, Tennessee.

Summary Compensation Table
The table below sets forth the compensation of the CEO, the CFO, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2010. These individuals are referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs.”

						Non-Equity
						Incentive
						Plan	All Other
Name and Principal				Stock	Option	Compen-	Compen-
Position	Year(1)	Salary	Bonus(2)	Awards(3)	Awards(4)	sation(5)	sation	Total
William F. Carpenter III	2010	$940,000	—	$2,986,052	$2,637,499	$1,588,600	—	$8,152,151
Chairman and	2009	949,231	—	4,320,998	1,532,900	1,137,400	—	7,940,529
Chief Executive Officer	2008	800,000	—	1,308,918	803,371	868,000	—	3,780,289
Jeffrey S. Sherman	2010	435,000	—	952,162	673,404	551,363	198,245 (6)	2,810,174
Executive Vice President,	2009	301,154	—	819,000	607,020	296,072	74,921 (6)	2,098,167
Chief Financial Officer	2008	—	—	—	—	—	—	—
David M. Dill	2010	535,000	—	1,200,554	673,404	813,735	—	3,222,693
President and	2009	553,654	—	665,859	458,946	582,615	—	2,261,074
Chief Operating Officer	2008	481,231	—	591,499	363,581	397,653	—	1,833,964
Paul D. Gilbert	2010	465,000	—	787,750	561,170	589,388	—	2,403,308
Executive Vice President,	2009	476,827	—	535,250	383,225	421,988	—	1,817,290
Chief Legal and	2008	—	—	—	—	—	—	—
Development Officer; Corporate Governance Officer; Corporate Secretary
R. Scott Raplee	2010	412,000	—	630,200	448,936	417,768	—	1,908,904
President, Operations	2009	425,539	—	428,200	306,580	299,112	—	1,459,431
Support and Planning	2008	393,654	—	386,850	242,387	260,400	—	1,283,291

(1)	In accordance with SEC rules, this table reflects compensation for the three most recently completed fiscal years for individuals who were NEOs during 2010 and compensation for the two most recently completed fiscal years for two individuals who became NEOs in 2009.

(2)	Reflects discretionary bonuses under the EPIP. No such bonuses were paid in 2008, 2009 or 2010.

(3)	Reflects the grant date fair value for restricted stock awards granted under the LTIP and the share purchase date fair value relating to the incremental value of restricted Common Stock received pursuant to the MSPP, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-10, “Compensation-Stock Compensation” (“ASC 718-10”), as follows for 2010:

		Restricted
	Restricted Stock	Common
	Awards	Stock Acquired
	Granted under the	under	Total Stock
Name	LTIP	the MSPP	Awards
Carpenter	$2,930,430	$55,622	$2,986,052
Sherman	945,300	6,862	952,162
Dill	1,168,900	31,654	1,200,554
Gilbert	787,750	—	787,750
Raplee	630,200	—	630,200

The assumptions used in calculating the accrued values are set forth in Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	Reflects the grant date fair value for stock option awards granted under the LTIP in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	Reflects cash awards earned under the EPIP.

(6)	Reflects expenses paid by the Company in connection with Mr. Sherman’s relocation.

Grants of Plan-Based Awards
The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2010, including: (1) the grant date; (2) possible future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards; (3) the number of shares underlying all other stock awards; (4) the number of shares underlying all other stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of the Common Stock on the date of grant; and (6) the grant date fair value of each equity award computed under ASC 718-10.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Possible Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price of	of Stock
	Grant	Awards(1)			Awards(2)			Stock or	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options	Awards(4)	Awards(5)
Carpenter	N/A	$47,000	$940,000	$1,880,00	—	—	—	—	—	$—	$—
	01/01/10	—	—	—	—	—	—	3,587	—	—	40,784
	02/23/10	—	—	—	—	93,000	—	—	—	—	2,930,430
	02/23/10	—	—	—	—	—	—	—	235,000	31.51	2,637,499
	07/01/10	—	—	—	—	—	—	2,545	—	—	14,838
Sherman	N/A	$16,313	$326,250	$652,500	—	—	—	—	—	—	—
	02/23/10	—	—	—	—	30,000	—	—	—	—	945,300
	02/23/10	—	—	—	—	—	—	—	60,000	31.51	673,404
	07/01/10	—	—	—	—	—	—	1,177	—	—	6,862
Dill	N/A	$24,075	$481,500	$963,000	—	—	—	—	—	—	—
	01/01/10	—	—	—	—	—	—	2,041	—	—	23,206
	02/23/10	—	—	—	—	30,000	—	—	—	—	945,300
	02/23/10	—	—	—	—	—	—	—	60,000	31.51	673,404
	06/07/10	—	—	—	—	6,500	—	—	—	—	223,600
	07/01/10	—	—	—	—	—	—	1,449	—	—	8,448
Gilbert	N/A	$17,438	$348,750	$697,500	—	—	—	—	—	—	—
	02/23/10	—	—	—	—	25,000	—	—	—	—	787,750
	02/23/10	—	—	—	—	—	—	—	50,000	31.51	561,170
Raplee	N/A	$12,360	$247,200	$494,400	—	—	—	—	—	—	—
	02/23/10	—	—	—	—	20,000	—	—	—	—	630,200
	02/23/10	—	—	—	—	—	—	—	40,000	31.51	448,936

(1)	Reflects cash bonus awards granted under the EPIP where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 5% of target amount. Maximum amount is equal to 200% of target amount for all NEOs. For more information about the cash bonus awards and performance goals for the NEOs, please refer to the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

(2)	Reflects restricted stock awards where vesting is contingent upon the achievement of certain performance goals defined pursuant to the EPIP and continued employment with the Company through the third anniversary of the date of grant. For more information about the performance criteria for the NEOs, please refer to the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

(3)	Reflects restricted stock issued under the MSPP.

(4)	For stock option awards granted under the LTIP, reflects the fair market value of a share of Common Stock, defined in the LTIP as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(5)	Reflects the grant date fair value of stock and option awards granted under the LTIP and MSPP in accordance with ASC 718-10. The assumptions used in calculating the grant date fair values of option awards are set forth in Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End
The following tables provide information on the current holdings of option and stock awards for each NEO outstanding as of the end of the 2010 fiscal year. These tables include unexercised and unvested option awards and unvested restricted stock awards with vesting conditions that were not satisfied as of December 31, 2010. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following these tables, based on the option or stock award grant date. For additional information about the option and stock awards, see the description of equity-based incentive compensation in the Compensation Discussion and Analysis beginning on page 12.

		Option Awards
					Equity
					Incentive Plan
					Awards:
					Number of
					Securities
		Number of			Underlying
	Option	Securities Underlying Unexercised			Unexercised	Option	Option
	Award	Options			Unearned	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable		Options	Price	Date
Carpenter	02/25/02	40,000	—		—	36.51	02/25/2012
	02/24/03	50,000	—		—	21.05	02/24/2013
	02/20/04	40,000	—		—	33.17	02/20/2014
	04/22/05	45,000	—		—	42.60	04/22/2015
	02/22/06	45,000	—		—	33.02	02/22/2016
	09/18/06	35,000	—		—	36.22	09/18/2016
	02/28/08	66,666	33,334	(1)	—	25.79	02/28/2018
	02/24/09	66,666	133,334	(2)	—	21.41	02/24/2019
	02/23/10	—	235,000	(3)	—	31.51	02/23/2020
Sherman	05/12/09	20,000	40,000	(4)	—	27.30	05/12/2019
	02/23/10	—	60,000	(3)	—	31.51	02/23/2020
Dill	05/08/07	90,000	—		—	38.22	05/08/2017
	02/28/08	30,000	15,000	(1)	—	25.79	02/28/2018
	02/24/09	20,000	40,000	(2)	—	21.41	02/24/2019
	02/23/10	—	60,000	(3)	—	31.51	02/23/2020
Gilbert	08/07/06	20,000	—		—	32.77	08/07/2016
	02/28/08	—	11,667	(1)	—	25.79	02/28/2018
	02/24/09	—	33,334	(2)	—	21.41	02/24/2019
	02/23/10	—	50,000	(3)	—	31.51	02/23/2020
Raplee	02/11/01	20,000	—		—	37.13	02/11/2011
	02/25/02	20,000	—		—	36.51	02/25/2012
	04/22/05	20,000	—		—	42.60	04/22/2015
	02/22/06	20,000	—		—	33.02	02/22/2016
	02/28/08	20,000	10,000	(1)	—	25.79	02/28/2018
	02/24/09	13,333	26,667	(2)	—	21.41	02/24/2019
	02/23/10	—	40,000	(3)	—	31.51	02/23/2020

(1)	These options became exercisable on February 28, 2011.

(2)	One-half of these options became exercisable on February 24, 2011 and the remainder will become exercisable on February 24, 2012.

(3)	One-third of these options became exercisable on February 23, 2011, and the remaining two-thirds will become exercisable one-half on February 23, 2012 and the remainder on February 23, 2013.

(4)	One-half of these options become exercisable on May 12, 2011 and the remainder will become exercisable on May 12, 2012.

		Stock Awards
					Equity Incentive	Equity Incentive
					Plan Awards:	Plan Awards:
		Number of			Number of	Market or Payout
		Shares or Units		Market Value of	Unearned Shares,	Value of Unearned
		of Stock That		Shares or Units of	Units or Other	Shares, Units or
	Stock Award	Have Not		Stock That Have	Rights That Have	Other Rights That
Name	Grant Date	Vested		Not Vested(12)	Not Vested	Have Not Vested
Carpenter	02/28/08	50,000	(1)	$1,837,500	$—	$—
	07/01/08	2,806	(2)	103,121	—	—
	01/01/09	2,945	(3)	108,229	—	—
	02/24/09	100,000	(4)	3,675,000	—	—
	02/24/09	100,000	(5)	3,675,000	—	—
	07/01/09	3,741	(6)	137,482	—	—
	01/01/10	3,587	(7)	131,822	—	—
	02/23/10	93,000	(8)	3,417,750	—	—
	07/01/10	2,545	(9)	93,529	—	—
Sherman	05/12/09	30,000	(10)	1,102,500	—	—
	02/23/10	30,000	(8)	1,102,500	—	—
	07/01/10	1,177	(9)	43,255	—	—
Dill	02/28/08	22,500	(1)	826,875	—	—
	07/01/08	1,622	(2)	59,609	—	—
	01/01/09	1,841	(3)	67,657	—	—
	02/24/09	30,000	(4)	1,102,500	—	—
	07/01/09	2,242	(6)	82,394	—	—
	01/01/10	2,041	(7)	75,007	—	—
	02/23/10	30,000	(8)	1,102,500	—	—
	06/07/10	6,500	(11)	238,875	—	—
	07/01/10	1,449	(9)	53,251	—	—
Gilbert	02/28/08	17,500	(1)	643,125	—	—
	02/24/09	25,000	(4)	918,750	—	—
	02/23/10	25,000	(8)	918,750	—	—
Raplee	02/28/08	15,000	(1)	551,250	—	—
	02/24/09	20,000	(4)	735,000	—	—
	02/23/10	20,000	(8)	735,000	—	—

(1)	The restricted stock awards granted to the executives on February 28, 2008 became unrestricted on February 28, 2011.

(2)	These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on July 1, 2011.

(3)	These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on January 1, 2012.

(4)	The restricted stock awards granted to the executives on February 24, 2009 will become unrestricted on February 24, 2012.

(5)	One-half of this one-time, special grant of restricted stock awards will become unrestricted on February 24, 2013, and one-half will become unrestricted on February 24, 2014.

(6)	These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on July 1, 2012.

(7)	These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on January 1, 2013.

(8)	The restricted stock awards granted to the executives on February 23, 2010 will become unrestricted on February 23, 2013.

(9)	These shares of restricted stock purchased pursuant to the MSPP will become unrestricted on July 1, 2013.

(10)	These restricted stock awards will become unrestricted on May 12, 2012.

(11)	These restricted stock awards will become unrestricted on June 7, 2013.

(12)	Reflects the value of stock awards granted under the LTIP and MSPP based on the closing price of the Common Stock as of December 31, 2010.

Option Exercises and Stock Vested at Fiscal Year-End
The following table provides information for each NEO on (1) stock option awards exercised during 2010, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired during 2010 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and brokerage commission.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	On Exercise	on Vesting	on Vesting
Carpenter	40,000	$29,789	62,000	$2,024,040
Sherman	—	—	—	—
Dill	—	—	50,000	1,702,500
Gilbert	39,999	461,151	15,000	469,800
Raplee	—	—	16,666	567,641
Potential Payments upon Termination or Change in Control
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO entitled to benefits if any such event had occurred on December 31, 2010 is listed for each type of event in the tables below.
Mr. Carpenter

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and		Termination	Termination	Change in		Death or
Payments upon Termination	Retirement	Without Cause	for Cause	Control		Disability
Cash Payments	$—	$5,057,200 (1)	$—	$5,640,000	(2)	$—
Stock Options (unvested)	—	—	—	3,642,084	(3)	—
Restricted Stock (unvested)	—	—	—	12,605,250	(4)	—
Insurance Benefits	—	29,880 (5)	—	14,940	(6)	—
Excise Tax Gross-up	—	—	—	3,947,106	(7)	—

(1)	Reflects a severance payment of Mr. Carpenter’s base salary as of December 31, 2010 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter the prior fiscal year in accordance with the Carpenter Severance Agreement. The severance payment to Mr. Carpenter is payable in several installments.

(2)	Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter’s target cash bonus amount, in accordance with the Change in Control Plan.

(3)	Reflects the intrinsic value of the outstanding, unvested stock options, which become vested in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but Mr. Carpenter’s employment is terminated without cause or for good reason, as set forth in the LTIP.

(4)	Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock, which become vested in accordance with the (i) LTIP in the event either (a) a surviving or acquiring entity does not assume such restricted shares or substitute similar awards for such restricted shares or (b) a surviving or acquiring entity assumes such restricted shares or substitutes such restricted shares with similar awards but Mr. Carpenter’s employment is terminated without cause or for good reason, as set forth in the LTIP, and (ii) MSPP.

(5)	Reflects the premiums for medical, dental, accidental death and dismemberment and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement.

(6)	Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(7)	Reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Carpenter Severance Agreement. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2005 through 2009. The Company does not expect that any such excise taxes will be imposed.
Mr. Sherman

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and		Termination	Termination	Change in		Death or
Payments upon Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$2,283,750	(1)	$—
Stock Options (unvested)	—	—	—	692,400	(2)	—
Restricted Stock (unvested)	—	—	—	2,205,000	(3)	—
Insurance Benefits	—	—	—	15,226	(4)	—
Excise Tax Gross-up	—	—	—	1,391,280	(5)	—
Mr. Dill

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and		Termination	Termination	Change in		Death or
Payments upon Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$3,049,500	(1)	$—
Stock Options (unvested)	—	—	—	1,092,400	(2)	—
Restricted Stock (unvested)	—	—	—	3,270,750	(3)	—
Insurance Benefits	—	—	—	14,478	(4)	—
Excise Tax Gross-up	—	—	—	1,760,571	(5)	—
Mr. Gilbert

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and		Termination	Termination	Change in		Death or
Payments upon Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$2,441,250	(1)	$—
Stock Options (unvested)	—	—	—	901,214	(2)	—
Restricted Stock (unvested)	—	—	—	2,480,625	(3)	—
Insurance Benefits	—	—	—	14,398	(4)	—
Excise Tax Gross-up	—	—	—	1,281,181	(5)	—

Mr. Raplee

				Termination
		Involuntary	Involuntary	Related to
Executive Benefits and		Termination	Termination	Change in		Death or
Payments upon Termination	Retirement	without Cause	for Cause	Control		Disability
Cash Payments	$—	$—	$—	$1,977,600	(1)	$—
Stock Options (unvested)	—	—	—	728,272	(2)	—
Restricted Stock (unvested)	—	—	—	2,021,250	(3)	—
Insurance Benefits	—	—	—	14,338	(4)	—
Excise Tax Gross-up	—	—	—	0	(5)	—

(1)	Reflects a severance payment of three times the sum of (a) the rate of the executive’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive’s target cash bonus amount, in accordance with the Change in Control Plan.

(2)	Reflects the intrinsic value of the outstanding, unvested options, which become vested in accordance with the LTIP in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but the executive’s employment is terminated without cause or for good reason, as set forth in the LTIP.

(3)	Reflects the intrinsic value of the outstanding, unvested restricted shares of Common Stock, which become vested in accordance with the (i) LTIP in the event either (a) a surviving or acquiring entity does not assume such restricted shares or substitute similar awards for such restricted shares or (b) a surviving or acquiring entity assumes such restricted shares or substitutes such restricted shares with similar awards but the executive’s employment is terminated without cause or for good reason, as set forth in the LTIP, and (ii) MSPP.

(4)	Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(5)	Reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2005 through 2009. The Company does not expect that any such excise taxes will be imposed.
Executive Severance and Restrictive Covenant Agreement with Mr. Carpenter
On December 11, 2008, LifePoint CSGP, LLC, a wholly-owned subsidiary of the Company (“LifePoint CSGP”), entered into an Amended and Restated Executive Severance and Restrictive Covenant Agreement (the “Carpenter Severance Agreement”) with Mr. Carpenter. In the event that Mr. Carpenter is terminated by LifePoint CSGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of LifePoint CSGP and Mr. Carpenter. The Carpenter Severance Agreement amended and restated the prior Executive Severance and Restrictive Covenant Agreement with Mr. Carpenter dated December 11, 2006 by adding provisions to comply with Section 409A of the Internal Revenue Code.
Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee thereof. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter’s employment, including, if he is terminated without cause, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter’s release of all claims against the Company and be paid in an amount equal to his then current base salary for a period of 24 months following the date of termination of his employment plus an amount equal to two times Mr. Carpenter’s bonus earned for the prior fiscal year, which bonus amount would be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. The commencement of the severance payments may be delayed for a period of six months if such delay is required for compliance with Section 409A of the Internal Revenue Code.
“Cause” is defined as (a) a material breach of the terms of the agreement or repeated failure to perform his duties in a manner reasonably consistent with the criteria established or directions given by the Board of Directors, (b) any action constituting fraud, self-dealing, embezzlement, or dishonesty, or (c) conviction of a crime involving moral turpitude or any felony. In the event of a breach by Mr. Carpenter of any of the restrictive covenants contained in the Carpenter Severance Agreement, Mr. Carpenter would forfeit additional severance payments from the date of the breach. The Carpenter Severance Agreement does not alter the payments and benefits due to Mr. Carpenter in the event of his termination following a change in control of the Company, which are governed by the Company’s Change in Control Severance Plan (the “Change in Control Plan”).
Other than pursuant to the EPIP, MSPP and other similar compensation (or deferral) plans, no other NEO is party to any severance, employment, confidentiality, non-compete or non-solicitation agreement with the Company.
Retirement and Termination Arrangements
The Company maintains certain compensatory arrangements that are intended to provide payments to the NEOs upon their resignation or retirement. These include the Retirement Plan, which is a defined contribution retirement plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan, and the Company provides certain matching and other contributions. The retirement benefit is based solely on the contributions to each employee’s account and the investment of those contributions in the Retirement Plan.
Under the EPIP, upon the retirement of a participant in the EPIP during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months that lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of a participant in the EPIP, if the Company achieves the performance goals specified in an award, the participant in the EPIP, or such participant’s estate, will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee. If, however, the Company fails to achieve the performance goals, the Compensation Committee may in its discretion pay all or a portion of the award.
Under the MSPP, if an NEO’s employment is terminated either for “cause” by the Company or for any reason by the executive, the executive forfeits all rights with respect to any restricted shares of Common Stock purchased under the MSPP, which are automatically cancelled, and has only an unfunded right to receive a cash payment equal to the lesser of (1) the fair market value of such shares on the executive’s last day of employment or (2) the aggregate base salary foregone by the executive as a condition of receiving such shares. If an NEO’s employment is terminated without “cause,” the executive will receive the lesser of such cash payments, with the Compensation Committee to have the sole discretion as to which of such amounts shall be payable. Under the MSPP, upon retirement of an NEO, the Compensation Committee shall determine, in its discretion, whether all outstanding restrictions with respect to shares of Common Stock purchased under the MSPP shall expire or whether the executive shall instead be treated as though the executive’s employment had been terminated by the Company without “cause.”
The Carpenter Severance Agreement provides that if Mr. Carpenter is involuntarily terminated, except for “cause” or in certain other circumstances, he is entitled to receive a severance payment in the amount of his base salary for 24 months after termination plus an amount equal to two times his earned but unpaid target cash bonus amount awarded under the EPIP, which bonus amount would be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. Commencement of these severance payments may be delayed for a period of six months if such delay is required for compliance with Section 409A of the Internal Revenue Code. For more information about the Carpenter Severance Agreement, please refer to the section above entitled “EXECUTIVE COMPENSATION — Summary Compensation Table — Executive Severance and Restrictive Covenant Agreement with Mr. Carpenter.”
Change in Control Arrangements
The Company maintains the Change in Control Plan for certain corporate employees, including the NEOs. The Change in Control Plan provides benefits to those eligible corporate employees of the Company who (i) are terminated within 18 months of a change in control for any reason other than “cause” (as defined in the Change in Control Plan), (ii) are not offered a position by the Company or a successor entity that is substantially equivalent to the one held with the Company immediately prior to the change in control, or (iii) voluntary terminate employment within 18 months following a change in control because employment by the successor entity is modified so that the position is no longer “substantially equivalent” (as defined in the Change in Control Plan) to the position immediately held prior to the change in control. Under these circumstances, an affected NEO is entitled to receive a lump sum severance payment of three times the sum of the executive’s normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved. The Company will also provide each NEO, at no greater cost than prior to the change in control, with participation in medical, life, disability and similar benefit plans that were offered to similarly situated employees of the Company immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, each participant is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Internal Revenue Code. Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company.
The LTIP provides for full vesting of outstanding awards granted to employees, including the NEOs, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the LTIP, or (2) employment is terminated within 18 months after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not substantially equivalent to the one held with the Company immediately prior to the change in control.
Under the EPIP, if a change in control occurs during a period when performance goals of an award are not achieved, the Compensation Committee, in its discretion, may authorize payment to a participant in the EPIP of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.
Under the MSPP, upon a change in control, restricted shares of Common Stock purchased under the MSPP become unrestricted.

COMPENSATION OF DIRECTORS
Certain information concerning the compensation of directors for 2010 is set forth in the table below.

				Change in
				Pension
				Value and
				Non-qualified
	Fees Earned		Non-Equity	Deferred	All Other
	or	Stock	Incentive Plan	Compensation	Compen-
Name(1)	Paid in Cash(2)	Awards(3)	Compensation	Earnings	sation	Total
Gregory T. Bier	$111,250	$135,020	$—	$—	$—	$246,270
Richard H. Evans	105,000	135,020	—	—	—	240,020
DeWitt Ezell, Jr.	91,250	135,020	—	—	—	226,270
Michael P. Haley	91,250	135,020	—	—	—	226,270
Marguerite W. Kondracke	91,250	135,020	—	—	—	226,270
John E. Maupin, Jr.	100,750	135,020	—	—	—	235,770
Owen G. Shell, Jr.	216,250 (4)	135,020	—	—	—	351,270

(1)	Mr. Carpenter, the Company’s Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors.

(2)	Includes deferred stock units granted under the Directors Plan of $22,813 for Mr. Shell and $5,000 for Ms. Kondracke. Under the Directors Plan, non-employee directors may elect to defer payment of all or any part of their directors’ fees. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive, in lieu of all or any portion (in multiples of 25%) of his or her annual retainer payable for such term, a deferred stock unit award pursuant to the Directors Plan. Such an election applies to the number of deferred stock units determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his or her election, by (b) the fair market value of a share of Common Stock on the date of grant.

(3)	Reflects the grant date fair value for restricted stock awards granted under the Directors Plan, in accordance with ASC 718-10. The assumptions used in calculating the accrued values are set forth in Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

On June 7, 2010, all incumbent directors received an annual grant of 3,925 shares of restricted stock.

The grant date fair value of these restricted stock awards, computed in accordance with ASC 718-10 and based on the Common Stock closing price of $34.40 on June 4, 2010:

	Shares of	Grant Date Fair
Name	Restricted Stock	Value
Bier	3,925	$135,020
Evans	3,925	135,020
Ezell	3,925	135,020
Haley	3,925	135,020
Kondracke	3,925	135,020
Maupin	3,925	135,020
Shell	3,925	135,020

(4)	Mr. Shell received $125,000 annually for serving as the non-executive Chairman of the Board of Directors in addition to the annual cash retainer for serving as a director. On December 14, 2010, Mr. Shell assumed the role of Lead Director of the Company’s Board of Directors.
Following the annual meeting each year, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors through the date immediately preceding the next annual meeting of stockholders. The compensation consultants provided the Compensation Committee with information on peer comparisons for director compensation, including a methodology overview, total board compensation, board-only compensation and equity grants, committee service compensation and initial equity grants. The compensation consultants also reported on current trends in director compensation, recent changes adopted at peer group companies and the assumptions used by the compensation consultants in determining the annual retainer amount.
On June 7, 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved an annual cash retainer of $95,000 payable to non-employee directors and an annual cash retainer of $125,000 payable to the non-executive Chairman of the Board of Directors through the date immediately preceding the Annual Meeting. An additional cash retainer of (i) $20,000 per year is payable to the Chair of the Audit and Compliance Committee, (ii) $15,000 per year is payable to the Chair of the Compensation Committee and (iii) $10,000 per year is payable to the Chair of the Corporate Governance and Nominating Committee. No meeting fees are paid. Each of the foregoing annual fees is paid in four quarterly pro-rata installments. Directors are also reimbursed for expenses incurred relating to attendance at Board and committee meetings.
Also on June 7, 2010, pursuant to the Directors Plan, the Board of Directors, upon recommendation of the Compensation Committee, approved the grant of approximately $135,000 of restricted stock awards to each of the members of the Board of Directors who are not employees of the Company or any of its subsidiaries. These awards will be fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) six months and one day following the date of grant; (2) the death or disability of the non-employee director; or (3) a “change in control” (as defined in the Directors Plan) of the Company. The non-employee director’s receipt of shares of Common Stock pursuant to the restricted stock award is deferred until the first business day following the earliest to occur of (A) the third anniversary of the date of grant, or (B) the date the non-employee director ceases to be a member of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The tables below set forth certain information as of December 31, 2010 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, nominee for director and NEO of the Company who owns Common Stock and (3) all directors and executive officers as a group. As of December 31, 2010, there were 51,458,782 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.
Security Ownership of Certain Beneficial Owners

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
Letko, Brosseau & Associates Inc.	4,414,995	(1)	8.38%
1800 McGill College Avenue, Suite 2510 Montreal, Quebec H3A 3J6 Canada
BlackRock, Inc.	3,863,467	(2)	7.22
40 East 52nd Street New York, NY 10022
Dimensional Fund Advisors LP	3,347,952	(3)	6.35
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

(1)	As reported in the Schedule 13G filed on February 14, 2011 with the SEC.

(2)	As reported in the Schedule 13G filed on February 7, 2011 with the SEC.

(3)	As reported in the Schedule 13G filed on February 11, 2011 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,308,192 shares of Common Stock and sole dispositive power with respect to 3,347,952 shares of Common Stock.
Security Ownership of Management and Directors

	Amount and Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class
William F. Carpenter III	1,128,719	(2)(3)	2.19%
David M. Dill	333,445	(2)(4)	*
R. Scott Raplee	244,322	(2)	*
Paul D. Gilbert	132,099	(2)	*
Jeffrey S. Sherman	102,562	(2)(5)	*
Owen G. Shell, Jr.	53,426	(6)(7)	*
DeWitt Ezell, Jr.	51,063	(6)	*
Richard H. Evans	35,471	(6)	*
John E. Maupin, Jr.	35,291	(6)	*
Michael P. Haley	30,474	(6)	*
Gregory T. Bier	17,091	(6)	*
Marguerite W. Kondracke	16,623	(6)	*
Directors and executive officers as a group (15 persons)	2,636,350		5.12%

*	Less than one percent.

(1)	In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from December 31, 2010, are deemed outstanding. The total number of shares of Common Stock underlying options, pursuant to which such individuals have rights to acquire beneficial ownership of Common Stock within 60 days from December 31, 2010, is as follows:

Shares
Underlying
Name	Options
Carpenter	566,666
Dill	195,000
Raplee	150,000
Gilbert	64,999
Sherman	40,000
Maupin	11,500
Ezell	11,500
Evans	11,500
Shell	11,000

(2)	The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan as set forth in the table below.

Shares Owned
Through
Name	Retirement Plan
Raplee	3,236
Carpenter	1,629
Dill	547
Gilbert	459

In addition, the ownership for each individual includes restricted stock awards granted on February 28, 2008 under the LTIP as set forth in the table below. Generally, these shares of restricted stock became unrestricted on February 28, 2011.

Shares of
Name	Restricted Stock
Carpenter	50,000
Dill	22,500
Gilbert	17,500
Raplee	15,000

The ownership for each individual also includes restricted stock awards granted on February 24, 2009 under the LTIP as set forth in the table below. Generally, these shares of restricted stock will become unrestricted on February 24, 2012.

Shares of
Name	Restricted Stock
Carpenter	100,000
Dill	30,000
Gilbert	25,000
Raplee	20,000

The ownership for each individual also includes restricted stock awards granted on February 23, 2010 under the LTIP as set forth in the table below. Generally, these shares of restricted stock will become unrestricted on February 23, 2013.

Shares of
Name	Restricted Stock
Carpenter	93,000
Sherman	30,000
Dill	30,000
Gilbert	25,000
Raplee	20,000

(3)	The ownership for Mr. Carpenter includes a one-time grant of 100,000 restricted stock awards on February 24, 2009. One-half of these restricted stock awards will become unrestricted on February 24, 2013, and one-half will become unrestricted on February 24, 2014.

(4)	The ownership for Mr. Dill includes 6,500 restricted stock awards granted on June 7, 2010 under the LTIP which will become unrestricted on June 7, 2013.

(5)	The ownership for Mr. Sherman includes 30,000 restricted stock awards granted on May 12, 2009 under the LTIP, which will become unrestricted on May 12, 2012.

(6)	The ownership for each individual includes 3,500 restricted stock awards granted on May 14, 2008 under the Directors Plan. These shares became unrestricted on November 15, 2008 with a deferred settlement date on May 14, 2011.

The ownership for each individual includes 4,966 restricted stock awards granted on May 13, 2009 under the Directors Plan. These shares became unrestricted on November 14, 2009 with a deferred settlement date on May 13, 2012.

The ownership for each individual includes 3,925 restricted stock awards granted on June 7, 2010 under the Directors Plan. These shares became unrestricted on December 8, 2010 with a deferred settlement date on June 7, 2013.

Further, the ownership for each individual includes deferred stock units, granted under the Directors Plan, payable in shares of Common Stock as follows:

Deferred
Name	Stock Units
Evans	1,080
Kondracke	732
Maupin	3,884
Shell	6,035

(7)	The ownership for Mr. Shell includes 10,500 shares that have been pledged to Bank of America in connection with a transaction unrelated to the Company.

AUDIT AND COMPLIANCE COMMITTEE REPORT
The Audit and Compliance Committee consists entirely of independent directors in accordance with the NASDAQ and SEC audit committee structure and membership requirements. The Audit and Compliance Committee has certain duties and powers as described in its written Charter adopted by the Board. A copy of this Charter is available under the “Corporate Governance” section of the Company’s website, www.lifepointhospitals.com.
In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal control over financial reporting, and the work and assurances of the Company’s independent registered public accounting firm, which reviews quarterly and audits annually the Company’s financial statements. In addition, the Audit and Compliance Committee relies on the Company’s independent registered public accounting firm to express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles and to attest management’s assessment of the effectiveness of internal control over financial reporting.
The Audit and Compliance Committee selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. This selection was subsequently approved by the Board of Directors and was ratified by the Company’s stockholders at the annual meeting of stockholders held on June 8, 2010.
The Audit and Compliance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with the Company’s management and Ernst & Young LLP. The Audit and Compliance Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 114 (“SAS 114” or “AU 380”), as modified or supplemented, “Communication with Audit Committees.”
The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the auditor the auditor’s independence.
In reliance on these reviews and discussions, and the report of Ernst & Young LLP, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
AUDIT AND COMPLIANCE COMMITTEE
Gregory T. Bier, Chair
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
John E. Maupin, Jr.
Owen G. Shell, Jr.
Dated: April 21, 2011

FEES AND SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to the Independent Registered Public Accounting Firm
The table below provides information concerning fees for services rendered by Ernst & Young LLP during the last two fiscal years. The nature of the services provided in each such category is described following the table.

	Amount of Fees
Description of Fess	2009	2010
Audit Fees	$1,489,642	$1,496,462
Audit-Related Fees	—	39,084
Tax Fees	135,759	89,412

Total	$1,625,401	1,624,958

Audit Fees — These fees were primarily for professional services rendered by Ernst & Young LLP in connection with the audit of the Company’s consolidated annual financial statements, audit of internal control over financial reporting (pursuant to Section 404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2009 and 2010. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings.
Audit-Related Fees — These fees were primarily for services rendered by Ernst & Young LLP for matters such as consultation on accounting and reporting standards.
Tax Fees — These fees were for services rendered by Ernst & Young LLP for assistance with tax compliance regarding tax filings and also for other tax advice and consulting services.
The Audit and Compliance Committee considered and determined that the provision of non-audit services by Ernst & Young LLP during 2009 and 2010 was compatible with maintaining auditor independence. None of these services is of a type that is prohibited under the independent registered public accounting firm independence standards of the SEC.
Pre-approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Compliance Committee has delegated to Mr. Bier, the Chair of the Audit and Compliance Committee, pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $50,000 in each instance) to be provided by Ernst & Young LLP, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of Ernst & Young LLP. The Audit and Compliance Committee pre-approved in accordance with SEC rules all audit, audit-related, tax and other services performed by Ernst & Young LLP during 2010.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Ernst & Young LLP has audited the Company’s financial statements since 1999 and is considered by management to be well qualified.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Ratification is not required by the Company’s By-Laws or otherwise; however, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection of Ernst & Young LLP is not ratified by the stockholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the stockholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.
Your Board of Directors Recommends a Vote “FOR” Proposal 2

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory basis, the compensation of the NEOs as described in the “Compensation Discussion and Analysis” section and the executive compensation tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
     The Company’s compensation of its NEOs plays a material role in its ability to attract and retain a highly experienced team of executives. The Compensation Committee believes that the NEO compensation program is structured in the best manner possible to support the Company and its business objectives. As described in detail in the “Compensation Discussion and Analysis” section beginning on page 12 of this Proxy Statement, the key features of the Company’s NEO compensation program include:
•	Pay-for-performance: Over 75% of the targeted total compensation for the NEOs is at risk based on the Company’s financial performance and the performance of the Company’s stock price.

•	Performance-based equity: All of the NEOs’ long-term equity awards are performance-based, through the granting of stock options and restricted stock awards, and typically are subject to time-vesting. Additionally, restricted stock awards typically require the Company to achieve certain financial goals before vesting.

•	Strategic alignment: The Company’s non-equity incentive plan focuses on financial measures, such as growth in revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings per share (“EPS”), and on patient satisfaction and quality care, consistent with our business strategy.

•	Stockholder-friendly policies: The Company has adopted stock ownership guidelines for the NEOs and a recoupment policy that provides for reimbursement of incentive compensation paid based on a financial restatement because of fraud. Additionally, with limited exceptions, the Company’s executive compensation approach does not involve the use of perquisites beyond those available to employees generally.
     The Company is asking its stockholders to indicate their support for the compensation of the NEOs disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company is asking its stockholders to vote “FOR” the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
Your Board of Directors recommends that stockholders vote “FOR”
the resolution to approve, on an advisory basis,
the compensation of the Company’s named executive officers.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The Dodd-Frank Act enables the Company’s stockholders to indicate how frequently the Company should seek an advisory vote on the compensation of the NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every year, every two years or every three years.
     After careful consideration, the Board of Directors has determined that an advisory vote on NEO compensation that occurs once every year is the most appropriate alternative for the Company at this time. The Board of Directors believes that setting the advisory vote on NEO compensation every year will allow the Company’s stockholders to provide feedback on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year and will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about its NEO compensation philosophy.
     You may cast your vote on your preferred voting frequency by choosing the option of one year, two year, three years, or abstain from voting when you vote in response to the following resolution:
RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.
     Because this vote is advisory and not binding on the Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on NEO compensation more or less frequently than the option approved by the stockholders.
Your Board of Directors recommends that stockholders vote “FOR”
the option of once every year as the frequency with which stockholders are provided a vote to approve, on an advisory basis,
the compensation of the Company’s named executive officers.

ADDITIONAL INFORMATION
Stockholder Proposals for Inclusion in the 2012 Proxy Statement
To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC Rule 14a-8, must be received at our corporate offices no later than the close of business on December 29, 2011 for the Company to consider it for inclusion in the proxy statement for the 2012 annual meeting of stockholders. Proposals should be addressed to the Corporate Secretary, LifePoint Hospitals, Inc., 103 Powell Court, Brentwood, Tennessee 37027.
Other Stockholder Proposals for Presentation at the 2012 Annual Meeting
The Company’s By-Laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2012 annual meeting of stockholders, must be received at our corporate offices not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, proposals submitted pursuant to these provisions of the By-laws must be received no later than the close of business on March 9, 2012. Proposals should be addressed to the Corporate Secretary, LifePoint Hospitals, Inc., 103 Powell Court, Brentwood, Tennessee 37027 and include the information set forth in the By-Laws, which are available under the “Corporate Governance” section of the Company’s website at www.lifepointhospitals.com. SEC rules permit management to vote proxies in its discretion if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.
Voting Securities
You are entitled to vote if you were a stockholder of record as of the close of business on April 14, 2011. On such date, there were 52,479,500 shares of Common Stock outstanding.
Vote Required for Election, Ratification and Approval
Election of Directors: If a quorum is present, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors.
Ratification of the Selection of the Independent Registered Public Accounting Firm: Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company’s stockholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.
Say on Pay and Say on Frequency: With respect to Proposal 3, if a quorum is present, approval of the resolution to approve, on an advisory basis, the compensation of the NEOs requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote. With respect to Proposal 4, if a quorum is present, the frequency of the advisory vote on compensation of the NEOs that receives the greatest number of votes cast by stockholders — every three years, two years or one year — will be the frequency approved by stockholders.

Abstentions and Broker Non-Votes: If your shares are represented at the Annual Meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present. If you abstain from voting on Proposals 1 or 4, your abstention will have no effect on the outcome. Abstentions with respect to Proposals 2 or 3 will have the same effect as a vote against such proposals.
If your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 2, even if it does not receive voting instructions from you. Proposals 1, 3 and 4 are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on these proposals. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares that are the subject of “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items and will therefore have no impact on the vote.
Manner for Voting Proxies
Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly completed and delivered proxies received by phone, by Internet or by mail before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.
We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your proxy gives authority to Jeffrey S. Sherman, the Company’s Executive Vice President and Chief Financial Officer, and Paul D. Gilbert, the Company’s Executive Vice President and Chief Legal Officer, or either of them, with full power of substitution, to vote on such matters at their discretion. All such other matters properly brought before the meeting shall be approved upon the affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting.
Solicitation of Proxies
The Company will pay all expenses of the Annual Meeting that it incurs, including any cost for mailing the Notices of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The directors, officers and employees of the Company may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts.
The Company also has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. The Company expects to pay Innisfree a fee of $15,000 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if specifically requested, printed proxy materials to their principals and will pay Innisfree a service fee for coordinating with such parties on the Company’s behalf.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company’s executive officers and directors, the Company believes that all reports were filed in a timely manner during 2010.

All Section 16(a) reports are posted on the “Investor Information — SEC Filings” section of the Company’s website, www.lifepointhospitals.com, by the end of the business day after filing and remain accessible for at least 12 months.
Requesting Copies of 2010 Annual Report on Form 10-K
In addition to the Proxy Statement, a copy of the Annual Report is available on the Internet as indicated on the Notice of Internet Availability. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. Such requests should be directed to Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Brentwood, Tennessee 37027, (615) 372-8500. The Company’s 2010 Annual Report to Stockholders and Form 10-K for the year ended December 31, 2010 are also available on the “Investor Information — SEC Filings” section of the Company’s website at www.lifepointhospitals.com. The Company’s Annual Report to Stockholders and Form 10-K are not proxy soliciting materials.
Delivery of Documents to Stockholders Sharing an Address
Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of proxy materials to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.
If you receive more than one Notice of Internet Availability, this means that you have multiple accounts holding the Common Stock with brokers and/or the Company’s transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.
Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Company’s 2010 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

LIFEPOINT HOSPITALS, INC.
103 POWELL COURT
BRENTWOOD, TN 37027
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by LifePoint Hospitals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M35489-P06569	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFEPOINT HOSPITALS, INC.	For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the following:	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
1. Election of Director	☐	☐	☐
Nominees:
01)	William F. Carpenter III
02)	Richard H. Evans
03)	Michael P. Haley

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers as presented in the proxy statement.		☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. If you are a participant in the LifePoint Hospitals, Inc. Retirement Plan, the trustee named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. if a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
If you do not plan to vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M35490- P06569

This Proxy/Voting Instruction is solicited on behalf of the Company’s Board of Directors
LIFEPOINT HOSPITALS, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2011
The undersigned hereby authorizes and appoints Jeffrey S. Sherman and Paul D. Gilbert, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Hospitals, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, at 3:00 p.m. local time on June 7, 2011, and any adjournment thereof, as indicated on the reverse side of this proxy/voting instruction card.
The undersigned, if a participant in the LifePoint Hospitals, Inc. Retirement Plan, hereby instructs Reliance Trust Company, the trustee (the “Trustee”) of the Trust Fund under the LifePoint Hospitals, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned Plan account as specified on the reverse side of the proxy/voting instruction card at the Annual Meeting of Stockholders to be held on June 7, 2011.
This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR ratification of the selection of the independent registered public accounting firm, FOR the approval, on an advisory basis, of the compensation of the Company named executive officers, and FOR the option of once every year as the frequency with which stockholders are provided a vote to approve, on an advisory basis, the compensation of the Company named executive officers.
THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE